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                       March 9, 2023

       Janesh Moorjani
       Chief Financial Officer
       Elastic N.V.
       800 West El Camino Real, Suite 350
       Mount View, CA 94040

                                                        Re: Elastic N.V.
                                                            Form 10-K for the
Fiscal Year ended April 30, 2022
                                                            Filed June 21, 2022
                                                            File No. 001-38675

       Dear Janesh Moorjani:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation